Item 77C Deutsche Alternative Asset Allocation
Fund (a series of Deutsche Market Trust)

A special Meeting of Shareholders (the "Meeting") of Deutsche Alternative Asset Allocation Fund
(now known as Deutsche Real Assets Fund), a series of Deutsche Market Trust, was called to order on March 31, 2016 at the offices of Deutsche Asset
Management, 345 Park Avenue, New York, New
York 10154. The Meeting was adjourned until, and reconvened on, April 15, 2016 to permit the solicitation of additional votes. At the Meeting, the following matters were voted upon by the shareholders of each applicable Fund (the resulting votes are presented below).


1a.	Approval of a new Investment Management
Agreement with Deutsche Investment
Management Americas Inc.


Number of Votes:
For
Against
Abstain
Broker
Non-
Votes*
15,552,004
1,885,605
1,065,982
0

1b. 	Approval of a Sub-Advisory Agreement
with RREEF America L.L.C.

Number of Votes:
For
Against
Abstain
Broker
Non-
Votes*
15,509,222
1,894,659
1,099,711
0

*	Broker non-votes are proxies received by the
funds from brokers or nominees when the
broker or nominee neither has received
instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote in a particular matter.